Exhibit 99.1

NEWS RELEASE

Contact:	Stephen A. Thorington
Executive Vice President and Chief Financial Officer
(832) 239-6096 or (800) 934-6083

FOR IMMEDIATE RELEASE

PLAINS RESOURCES SPECIAL COMMITTEE RETAINS ADVISORS

Houston, Texas — December 4, 2003 — Plains Resources Inc. (NYSE: PLX) announced today that the Special Committee of its board of directors has retained Petrie Parkman & Co. as its financial advisor and Baker Botts L.L.P. and Morris, Nichols, Arsht & Tunnell as its legal counsel.

As previously disclosed, the Special Committee of directors has been authorized to review, evaluate, negotiate and make recommendations to the full board of directors of PLX with respect to the proposal the board received on November 19, 2003 from Vulcan Capital. In that proposal, Vulcan Capital, along with PLX’s Chairman James Flores and its CEO and President John Raymond, proposed to acquire all of PLX’s outstanding stock for $14.25 per share in cash. The Special Committee has also been authorized to review and evaluate alternative proposals that may be developed or received from other parties relating to a transaction with the Company.

Plains Resources is an independent energy company engaged in the acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., Plains Resources has interests in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. Plains Resources is headquartered in Houston, Texas.

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